Exhibit 99.1

HCP PRICES OFFERING OF 9 MILLION SHARES

LONG BEACH, CA — October 2, 2007 - HCP (NYSE:HCP) today announced that it has priced a public offering of 9 million shares of its common stock. HCP has granted the underwriter a 10-day option to purchase an additional 1,350,000 shares of its common stock. The shares will be offered on an at-the-market basis pursuant to an effective registration statement filed with the Securities and Exchange Commission. The net proceeds from the offering will be used to repay a portion of HCP’s outstanding indebtedness.

The sole underwriter for the offering is Goldman, Sachs & Co.

This offering of shares of HCP common stock may be made only by means of a prospectus. A copy of the prospectus relating to the offering will be filed with the Securities and Exchange Commission and, when available, can be obtained from: Goldman, Sachs & Co., Prospectus Department, 85 Broad Street, New York, New York 10004, fax: 212-902-9316 or e-mail at prospectus-ny@ny.email.gs.com.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About HCP

HCP, Inc. is a self-administered REIT that invests directly or through joint ventures in healthcare facilities. As of June 30, 2007, the Company’s portfolio of properties, excluding assets held for sale but including investments through joint ventures and mortgage loans, included 675 properties and consisted of 273 senior housing facilities, 265 medical office buildings, 42 hospitals, 66 skilled nursing facilities and 29 other healthcare facilities.

Forward-Looking Statements

The statements contained in this release which are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include general economic conditions and the ability of HCP to complete the offering. Some of these risks, and other risks, are described from time to time in HCP’s Securities and Exchange Commission filings.

CONTACT:

HCP
Mark A. Wallace, Executive Vice President - Chief Financial Officer and Treasurer
562-733-5100